Exhibit 99.1

WOW! REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Record full year High-Speed Data Revenue of $567 million, up 9% from 2019

ENGLEWOOD, Colo. (February 24, 2021) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), one of the nation's leading broadband providers, with an efficient, high-performing network that passes more than three million residential, business and wholesale consumers, today announced financial and operating results for the quarter and year ended December 31, 2020.

Fourth Quarter 2020 Highlights (1)

●	Total Revenue of $293.2 million; Net Income of $3.1 million; Diluted Earnings Per Share of $0.04
●	HSD Revenue totaled $150.7 million, an increase of $17.8 million or 13.4% compared to fourth quarter of 2019
●	Added 4,900 HSD RGUs in the fourth quarter
●	Adjusted EBITDA was $123.2 million with an Adjusted EBITDA margin of 42.0%
●	Free Cash Flow totaled $9.5 million

Full Year 2020 Highlights (1)

●	Total Revenue of $1,148.4 million; Net Income of $14.4 million; Diluted Earnings Per Share of $0.17
●	HSD Revenue totaled $567.2 million, an increase of $46.2 million or 8.9% compared to 2019
●	Added a record 32,300 HSD RGUs, a 36.3% increase compared to 2019 net additions
●	Adjusted EBITDA was $437.1 million with an Adjusted EBITDA margin of 38.1%
●	Free Cash Flow totaled $43.3 million

"I am really pleased with WOW!’s fourth quarter and full-year results, including continued momentum in our high-speed data business," said Teresa Elder, WOW!'s CEO. "The success of our broadband first strategy allowed us to end 2020 with record high-speed data revenue of $567 million, up 9% from 2019. As demand for high-speed data grows, the investments we have made in our fiber-rich network allow us to provide customers with choice, reliability and value.”

"Our operating discipline and growth in HSD resulted in increased free cash flow to a record $43.3 million for the year," said John Rego, WOW!'s CFO. "We delivered record HSD revenue for the fourth quarter and full year, resulting in growth in Adjusted EBITDA and Adjusted EBITDA margin. We added more HSD RGUs in 2020 than any previous year, further evidencing the shift in demand towards HSD consumption."

Revenue

Total Revenue was $293.2 million and $1,148.4 million for the quarter and year ended December 31, 2020, up $9.7 million and $2.6 million as compared to the corresponding periods in 2019.

Total Subscription Revenue for the quarter and year ended December 31, 2020, was $272.1 million and $1,070.1 million, up $10.4 million, or 4%, and $14.4 million, or 1%, as compared to the corresponding periods in 2019. These increases were driven by an increase in average revenue per unit (“ARPU”) as HSD sell-in ARPU has increased coupled with periodic Video service rate increases and an increase in volume almost exclusively attributable to the addition of HSD subscribers. These increases were partially offset by a shift in service offering mix, as the Company continues to experience a reduction in Video and Telephony RGUs.

(1)	Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA, Free Cash Flow and Transaction Adjusted financial information, reconciliation of such non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Other Business Services Revenue totaled $6.1 million and $25.3 million for the quarter and year ended December 31, 2020, down $0.3 million and $2.1 million as compared to the corresponding periods in 2019. These decreases were primarily due to decreases in data center revenue.

Other Revenue totaled $15.0 million and $53.0 million for the quarter and year ended December 31, 2020, down $0.4 million and $9.7 million compared to the corresponding periods in 2019, primarily due to decreases in advertising, late fee and line assurance revenue.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $135.8 million and $570.2 million for the quarter and year ended December 31, 2020, down $8.8 million, or 6%, and $5.6 million, or 1%, compared to the corresponding periods in 2019 primarily due to lower direct expenses, specifically programming expense, partially offset by increases in hardware and software expense. Selling, General, and Administrative expenses totaled $46.1 million and $182.5 million for the quarter and year ended December 31, 2020, up $8.7 million, or 23%, and $10.2 million, or 6%, compared to the corresponding periods in 2019 primarily due to increases in digital transformation initiatives and marketing expense.

Net Income and Earnings Per Share

Net Income for the quarter and year ended December 31, 2020, was $3.1 million and $14.4 million, compared to $6.9 million and $36.4 million for the year ended December 31, 2019. Diluted Earnings Per Share for the quarter and year ended December 31, 2020, was $0.04 and $0.17, compared to Diluted Earnings Per Share of $0.08 and $0.45 for the year ended December 31, 2019.

Adjusted EBITDA

Adjusted EBITDA for the quarter and year ended December 31, 2020, was $123.2 million and $437.1 million, an increase of $14.1 million and $1.8 million, compared to the corresponding periods in 2019. Adjusted EBITDA margin was 42.0% and 38.1% for the quarter and year ended December 31, 2020 as compared to 38.5% and 38.0% for the quarter and year ended December 31, 2019.

Customers

WOW! reported Total Subscribers of 850,600 as of December 31, 2020, an increase of 27,200, or 3.3%, compared to December 31, 2019, up 4,300 compared to September 30, 2020. HSD RGUs totaled 813,800 as of December 31, 2020, an increase of 32,300, or 4.1%, compared to December 31, 2019, up 4,900 compared to September 30, 2020.

Edge-Outs

Edge-Out Projects reached a total of 194,000 homes passed and 47,900 Subscribers since inception.

The 2018 Edge-Out projects include 6,200 Customers, which represents 20.3% penetration on such nodes. The 2019 Edge-Out projects include 8,000 Customers, which represents 16.3% penetration on such nodes. The 2020 Edge-Out projects now reach 6,100 homes passed.

Capital Expenditures

Capital Expenditures, on a reported basis, totaled $234.1 million for the year ended December 31, 2020, representing a $13.4 million, or 5.4%, decrease compared to the year ended December 31, 2019. The decrease is primarily due to a decrease in edge-out capital expenditures as the Company shifts its focus to penetration within its current footprint. Capital Expenditures for the year ended December 31, 2020 equates to 20.4% of Total Revenue for the year ended December 31, 2020.

Liquidity and Leverage

As of December 31, 2020, the total outstanding amount of long-term debt and finance lease obligations was $2.3 billion, and cash and cash equivalents were $12.4 million. Total Net Leverage as of December 31, 2020, was 5.18X on a LTM Adjusted EBITDA basis, down from 5.36X at September 30, 2020, and undrawn revolver capacity totaled $256.6 million. Free Cash Flow was $43.3 million for the year ended December 31, 2020.

Estimated COVID-19 Impacts

Estimated EBITDA impacts due to COVID-19 for the year ended December 31, 2020 total $12.7 million. The estimated impact is primarily attributable to decreases in advertising and late fee revenue, combined with increased marketing costs.

First Quarter 2021 Guidance

Q1 2021
Total Revenue	$281.0 - $284.0 million
HSD Revenue	$150.0 - $152.0 million
Adjusted EBITDA	$106.0 - $109.0 million

HSD net additions	8,000 - 10,000

Webcast

WOW! will host a webcast on Wednesday, February 24, 2021, at 5:00 p.m. Eastern to discuss the operating and financial results contained in this press release. The conference call and webcast will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating can use the information as follows:

Call Date:	Wednesday, February 24, 2021	Call Time:	5:00 p.m. Eastern
Dial In:	(833) 312-1362	International:	(236) 714-2635
Conf. ID:	5177089

A replay of the call will be available on February 24, 2021, at 8:00 p.m. ET, on the investor relations website or by telephone. To access the telephone replay, which will be available until March 10, 2021, at 11:59 p.m. ET, please dial (800) 585-8367 and use conference ID 5177089.

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,
	2020	2019

	(in millions, except share data)
Assets
Current assets
Cash and cash equivalents	$12.4	$21.0
Accounts receivable—trade, net of allowance for doubtful accounts of $8.6 and $7.5, respectively	69.5	65.8
Accounts receivable—other, net	3.7	9.8
Prepaid expenses and other	29.2	22.1
Total current assets	114.8	118.7
Right-of-use lease assets—operating	24.9	26.5
Property, plant and equipment, net	1,100.3	1,073.7
Franchise operating rights	785.5	799.5
Goodwill	408.8	408.8
Intangible assets subject to amortization, net	2.1	2.9
Other non-current assets	50.6	41.5
Total assets	$2,487.0	$2,471.6
Liabilities and stockholders’ deficit
Current liabilities
Accounts payable—trade	$43.8	$47.1
Accrued interest	4.0	2.7
Current portion of long-term lease liability—operating	6.5	6.1
Accrued liabilities and other	98.6	95.6
Current portion of long-term debt and finance lease obligations	37.5	30.9
Current portion of unearned service revenue	45.5	45.0
Total current liabilities	235.9	227.4
Long-term debt and finance lease obligations, net of debt issuance costs —less current portion	2,228.5	2,259.5
Long-term lease liability—operating	21.3	23.4
Deferred income taxes, net	200.6	192.5
Other non-current liabilities	13.1	14.7
Total liabilities	2,699.4	2,717.5
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 95,187,161 and 92,182,207 issued as of December 31, 2020 and December 31, 2019, respectively; 86,847,797 and 84,103,108 outstanding as of December 31, 2020 and December 31, 2019, respectively	1.0	0.9
Additional paid-in capital	333.8	322.8
Accumulated other comprehensive loss	(6.5)	(15.5)
Accumulated deficit	(460.0)	(474.4)
Treasury stock at cost, 8,339,364 and 8,079,099 shares as of December 31, 2020 and December 31, 2019, respectively	(80.7)	(79.7)
Total stockholders’ deficit	(212.4)	(245.9)
Total liabilities and stockholders’ deficit	$2,487.0	$2,471.6

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

	(in millions, except per share data)
Revenue:
HSD	$150.7	$132.9	$567.2	$521.0
Video	99.0	105.0	408.8	432.0
Telephony	22.4	23.8	94.1	102.7
Total subscription services revenue	272.1	261.7	1,070.1	1,055.7
Other business services	6.1	6.4	25.3	27.4
Other	15.0	15.4	53.0	62.7
Total revenue	293.2	283.5	1,148.4	1,145.8

Costs and expenses:
Operating (excluding depreciation and amortization)	135.8	144.6	570.2	575.8
Selling, general and administrative	46.1	37.4	182.5	172.3
Depreciation and amortization	59.8	54.7	230.6	206.2
Impairment losses on intangibles and goodwill	14.0	9.7	14.0	9.7
Loss (gain) on sale of operating assets, net	—	0.6	—	5.4
	255.7	247.0	997.3	969.4
Income from operations	37.5	36.5	151.1	176.4
Other income (expense):
Interest expense	(32.6)	(34.7)	(130.7)	(142.1)
(Loss) gain on sale of assets, net	(0.4)	—	—	—
Other income, net	0.2	0.3	1.8	3.6
Income before provision for income tax	4.7	2.1	22.2	37.9
Income tax (expense) benefit	(1.6)	4.8	(7.8)	(1.5)
Net income (loss)	$3.1	$6.9	$14.4	$36.4

Basic and diluted earnings per common share
Basic	$0.04	$0.08	$0.18	$0.45
Diluted	$0.04	$0.08	$0.17	$0.45
Weighted-average common shares outstanding
Basic	81,816,946	80,935,253	81,561,707	80,713,926
Diluted	83,722,435	81,181,003	82,814,810	81,189,162

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Year ended December 31,
	2020	2019

	(in millions)
Cash flows from operating activities:
Net income	$14.4	$36.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230.6	206.2
Deferred income taxes	5.3	4.3
Provision for doubtful accounts	16.8	16.9
Loss (gain) on sale of assets, net	—	5.4
Amortization of debt issuance costs and discount	4.7	4.7
Impairment losses on intangibles and goodwill	14.0	9.7
Non-cash compensation	11.1	10.1
Other non-cash items	(0.2)	0.6
Changes in operating assets and liabilities:
Receivables and other operating assets	(28.1)	(25.2)
Payables and accruals	8.8	(2.8)
Net cash provided by operating activities	$277.4	$266.3
Cash flows from investing activities:
Capital expenditures	$(234.1)	$(247.5)
Proceeds from sale of Chicago fiber assets	—	24.7
Other investing activities	(0.2)	(1.3)
Net cash used in investing activities	$(234.3)	$(224.1)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	$91.0	$80.0
Payments on long-term debt and finance lease obligations	(141.7)	(112.8)
Purchase of shares	(1.0)	(1.6)
Net cash used in financing activities	$(51.7)	$(34.4)
Increase (decrease) in cash and cash equivalents	(8.6)	7.8
Cash and cash equivalents, beginning of period	21.0	13.2
Cash and cash equivalents, end of period	$12.4	$21.0
Supplemental disclosures of cash flow information:
Cash paid during the periods for interest	$124.0	$139.0
Cash paid during the periods for income taxes	$1.5	$1.6
Cash received during the periods for refunds of income taxes	$4.6	$4.4
Insurance proceeds received for business interruption	$—	$9.6
Non-cash financing activities:
Other financing arrangements	$1.1	$—
Capital expenditure accounts payable and accruals	$19.1	$16.8

About WOW!

WOW! is a leading broadband services provider offering high-speed data ("HSD"), cable television ("Video"), and digital telephony ("Telephony") services to residential and business customers.  Our vision is connecting people to their world through the WOW! experience: reliable, easy, and pleasantly surprising, every time. For more information, please visit www.wowway.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential,” or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and reasonable judgment based on current information, these statements are qualified by important factors, many of which are beyond our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors and other risks that could cause our actual results to differ materially are set forth in the section entitled “Risk Factors” in our Annual Report filed on Form 10-K with the Securities and Exchange Commission (“SEC”) and other reports subsequently filed with the SEC. Given these uncertainties, you should not place undue reliance on any such forward-looking statements. The forward-looking statements included in this report are made as of the date hereof or the date specified herein, based on information available to us as of such date. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

The Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Transaction Adjusted Capital Expenditures, Transaction Adjusted Capital Expenditures excluding Expansion Capital Expenditures and Free Cash Flow. These terms, as defined herein, are not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These terms may vary from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable.

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Adjusted EBITDA eliminates the impact of expenses that do not relate to overall business performance and is defined by WOW! as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, management fees to related party, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Transaction Adjusted Capital Expenditures and Transaction Adjusted Capital Expenditures excluding Expansion Capital Expenditures give effect to the reimbursement of Chicago fiber asset build, and exclude the effects associated with Hurricane Michael and should not be considered as an alternative to capital expenditures

Free Cash Flow is defined as Net Cash Provided by Operating Activities less Capital Expenditures. Free Cash Flow presents the cash generated or used by the business in a given period.

Refer to “Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to Net Income, and Net Cash Provided by Operating Activities to Free Cash Flow which are most directly comparable to their corresponding GAAP financial measure.

Subscriber Information

The Company uses the terms defined below throughout this release.

Homes passed are reported as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

We deliver multiple services to our customers, as such we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue Generating Unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

WIDEOPENWEST, INC. AND SUBSIDIARIES

Reconciliations of GAAP Measures to Non-GAAP Measures

(unaudited)

The following table provides a reconciliation of Adjusted EBITDA to Net Income for the quarter and year ended December 31, 2020 and 2019:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

	(in millions)
Net Income	$3.1	$6.9	$14.4	$36.4
Depreciation and amortization	59.8	54.7	230.6	206.2
Impairment loss on intangibles and goodwill	14.0	9.7	14.0	9.7
Loss on sale of operating assets, net	—	0.6	—	5.4
Interest expense	32.6	34.7	130.7	142.1
Non-recurring professional fees, M&A integration and restructuring expense	9.1	5.3	30.3	27.5
Non-cash stock compensation	2.8	2.3	11.1	10.1
Other income, net	0.2	(0.3)	(1.8)	(3.6)
Income tax (benefit) expense	1.6	(4.8)	7.8	1.5
Adjusted EBITDA (1)	$123.2	$109.1	$437.1	$435.3

(1)	Adjusted EBITDA for the year ended December 31, 2019 includes a transaction adjustment of $3.8 million for business interruption insurance proceeds received related to Hurricane Michael.

The following table provides a reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the quarter and year ended December 31, 2020 and 2019:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

	(in millions)
Net Cash Provided by Operating Activities	$77.3	$87.1	$277.4	$266.3
Less: Transaction Adjusted Capital Expenditures	(67.8)	(55.8)	(234.1)	(233.1)
Transaction Adjusted Free Cash Flow	$9.5	$31.3	$43.3	$33.2

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company as filed with the SEC (“Transaction Adjusted”) because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to the divestiture of a portion of our Chicago Fiber Network in December 2017, and the impact of Hurricane Michael in October 2018, as if such transactions had been completed at the beginning of the respective periods presented. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on our books and records for the respective periods presented for the portion of the Chicago Fiber Network that was divested, and the impact of Hurricane Michael in October 2018. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results. The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

WIDEOPENWEST, INC. AND SUBSIDIARIES

Capital Expenditures and Subscriber Information

(unaudited)

The following table provides a reconciliation of Capital Expenditures to Transaction Adjusted Capital Expenditures for the quarter and year ended December 31, 2020 and 2019:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

	(in millions)
Capital Expenditures	$67.8	$56.4	$234.1	$247.5
Transaction Adjustments:
Capital Expenditures related to the Chicago fiber network	—	0.1	—	(11.4)
Hurricane Michael impact	—	(0.7)	—	(3.0)
Transaction Adjusted Capital Expenditures	$67.8	$55.8	$234.1	$233.1

The following table provides an unaudited summary of our subscriber information:

	December 31,	March 31,	June 30,	September 30,	December 31,
	2019	2020	2020	2020	2020
Homes Passed	3,237,200	3,235,200	3,237,700	3,242,400	3,248,600
Total Subscribers	823,400	838,000	844,500	846,300	850,600
HSD RGUs	781,500	797,600	805,600	808,900	813,800
Video RGUs	373,800	365,800	351,700	328,000	308,200
Telephony RGUs	193,100	190,900	188,100	182,000	177,000
Total RGUs	1,348,400	1,354,300	1,345,400	1,318,900	1,299,000

Additional Information Available on Website:

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, which will be posted on of our investor relations website at ir.wowway.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available on our website.

Contact:
Andrew Posen
Vice President, Head of Investor Relations
303-927-4935
andrew.posen@wowinc.com

Debra Havins

Senior Director, Corporate Communications

720-527-8214

debra.havins@wowinc.com